Exhibit 99.1
NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. REPORTS RESULTS FOR THE SECOND QUARTER OF 2009
NASHVILLE, Tenn. (August 6, 2009) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual-dining restaurant company, today reported revenues and earnings per share for the 12-week period ended July 12, 2009.
Financial and Operating Highlights
•	Revenue for the second quarter of fiscal 2009 decreased $14.9 million or 6.7 percent to $206.2 million, from $221.1 million in the second quarter of fiscal 2008. Same-store sales for the second quarter of 2009 declined 6.9 percent at O’Charley’s company-operated restaurants, 10.0 percent at Ninety Nine Restaurants, and 20.4 percent at Stoney River Legendary Steaks.

•	Restaurant-level margins, which the Company defines as restaurant sales less cost of food and beverage, payroll and benefits costs, and restaurant operating costs increased to 16.4 percent of restaurant sales from 15.0 percent in the prior year quarter. Declines in food and beverage costs as a percent of restaurant sales, improved controls over labor scheduling, reductions in the cost of employee benefit plans and reductions in other restaurant operating costs contributed to this improved performance.

•	Results for the quarter include impairment charges for three O’Charley’s restaurants, all of which will remain open. These and other non-cash impairment charges reduced income from operations by $1.5 million, or 0.7 percent of revenue, and reduced earnings available to common shareholders by $0.07 per diluted share. Results for the prior year quarter include impairment charges of $1.7 million, and expenses relating to the Company’s re-branding initiatives of $2.5 million.

•	Including the impairment charges, income from operations in the quarter was $5.2 million, or 2.5 percent of revenues, and earnings before income taxes were $2.6 million. In comparison, income from operations in the prior year quarter was $0.4 million, or 0.2 percent of revenues, and the loss before income taxes was $2.3 million.

CHUX Reports Second Quarter Results for 2009

August 6, 2009
•	Results for the second quarter include an income tax benefit of $0.3 million, resulting in net earnings available to common shareholders of $2.8 million, or $0.13 per diluted share. In comparison, net loss available to common shareholders in the prior year second quarter was $0.38 per share. The tax provision for the quarter reflects changes in the Company’s full-year projections, and the impact of these changes on valuation reserves and discrete items.

•	For the 28-week period ended July 12, 2009, revenue was $497.9 million, income from operations was $17.2 million, and net earnings available to common shareholders were $9.7 million, or $0.47 per diluted share. In comparison, for the prior year period revenue was $518.6 million, income from operations was $9.0 million, and net earnings available to common shareholders was $2.5 million, or $0.12 per diluted share.

•	Although current economic conditions limit its ability to project future sales performance, the Company stated that for internal planning purposes it is forecasting total revenue of between $190 million and $195 million for each of the third and fourth quarters of 2009. This sales forecast reflects historical seasonal patterns and recent sales trends. At these sales levels many of the Company’s costs are relatively fixed, and the Company believes that its loss from operations in each of the two quarters would be between $1 million and $4 million.
     “This continues to be a challenging environment for casual restaurant companies, and like most of our competitors we experienced a decline in same store sales during the quarter,” said Jeffrey D. Warne, president and chief executive officer of O’Charley’s Inc. “Unfortunately, we have not seen signs of improvement in the environment, as same store sales for our two casual dining brands declined further in the second half of the quarter than in the first. In response to this environment, we remain focused on differentiating our brands through innovative and value-oriented food and beverage offerings, controlling margins while enhancing guest service, and maintaining our financial flexibility by maximizing cash flow. Even in this difficult environment, we believe that we made substantial progress in all three of these areas during the second quarter of 2009.”
     “While we will never be satisfied with declining revenue, same store sales at all three of our restaurant concepts were consistent with their relevant Knapp-Track™ averages for the April through June period, and we saw significant increases in our guest satisfaction scores compared to the prior year. The improvement in our operating margin is the result of our food cost reduction initiatives, the implementation of our theoretical labor cost system, and tight control over our general and administrative costs. Given our strong cash flow and reduced level of capital investment, we have reduced our debt since the beginning of the year by $28.6 million. We expect to complete the transaction to outsource food and supply distribution for Ninety Nine Restaurants within the next few weeks, and as previously announced we expect our cash proceeds from this transaction to be between $6 million and $8 million.”
O’Charley’s Restaurants
     Restaurant sales for company-operated O’Charley’s decreased 5.0 percent to $131.9 million for the second quarter, reflecting the decline in same store sales partially offset by the addition of three new company-operated restaurants since the second quarter of 2008. The same-store sales decrease of 6.9 percent was comprised of a 0.6 percent increase in average check offset by a 7.4 percent decrease in guest counts. Average check for company-operated restaurants in the second quarter was $12.98. Average weekly sales per company-operated restaurant were $47.3 thousand in the quarter, compared to $50.8 thousand in the prior year quarter. There were 245 O’Charley’s restaurants, including 12

CHUX Reports Second Quarter Results for 2009

August 6, 2009
restaurants operated by franchisees or joint venture partners, open at the end of the quarter. During the second quarter, a joint venture restaurant was converted to company ownership.
     “During the second quarter, we continued to differentiate the O’Charley’s brand through innovative food and beverage, and by emphasizing our value offerings,” Warne said. “Our recently-completed promotion featured a complete steak dinner, including a seven-ounce top sirloin served with a side item, a choice of soup or salad, and our signature yeast rolls, all for the compelling price of $9.99. This offering proved so popular that we have made it a part of our regular menu. We are now offering two meals for $14.99, featuring six new entrees, including Cajun Shrimp and Grits, Hand-Battered Fish n’ Chips, and Meatballs and Spaghetti. We designed each product to provide a reasonable margin to the Company, while providing our guests with craveable flavors and full-sized portions at a compelling value. We believe that our guests are responding to our quality food, beverage, service and value, as the percentage of guests who give O’Charley’s the highest rating for overall satisfaction in our guest satisfaction measure has reached an all-time high and increased by 500 basis points since the second quarter of 2008.”
Ninety Nine Restaurants
     Restaurant sales for Ninety Nine Restaurants decreased 8.9 percent to $65.4 million in the second quarter, reflecting the decline in same store sales, the addition of one new restaurant and the closing of one restaurant since the second quarter of 2008. The same-store sales decrease of 10.0 percent was comprised of a 1.8 percent decrease in average check and an 8.4 percent decrease in guest counts. Average check in the second quarter was $14.61. Average weekly sales per restaurant were $47.0 thousand in the quarter, compared to $52.2 thousand in the prior year quarter. At the end of the quarter, the Company operated 116 Ninety Nine restaurants.
     “During the quarter, Ninety Nine continued to reinforce its ‘Great Meal. Great Deal’ brand message with innovative food and beverage offerings and compelling values,” said Warne. “Our current ‘Sensational Seaside Deals’ promotion features four seafood entrees starting at $9.99, with the option to upgrade to a three course meal for an additional $3.00. Both promotions were supported with radio and print advertising and discount coupons. Our popular ‘When the Red Sox Win Kids Eat Free’ promotion will continue through the regular season, and offers free kids meals the day after every Red Sox win. We believe that our guests are responding favorably to the great food, atmosphere and value at Ninety Nine, as the percentage of guests who give us the highest rating for overall satisfaction in our guest satisfaction measure has reached an all-time high and increased by 200 basis points since the second quarter of 2008.”
Stoney River Legendary Steaks Restaurants
     Restaurant sales for Stoney River Legendary Steaks decreased 16.0 percent to $7.0 million in the second quarter. The same-store sales decrease of 20.4 percent was comprised of a 12.6 percent decrease in average check and a 9.0 percent decrease in guest counts. Average check for Stoney River in the second quarter was $40.19. Average weekly sales per restaurant were $55.2 thousand in the quarter, compared to $69.5 thousand in the prior year quarter. One Stoney River restaurant closed during the quarter, and at the end of the second quarter nine of the ten restaurants were included in the same store sales base.

CHUX Reports Second Quarter Results for 2009

August 6, 2009
     “During the quarter, we continued to reposition Stoney River within the polished casual segment by providing a great guest experience with lower menu prices, new menu offerings, and a new menu format,” Warne said. “The repositioning has been supported by radio, on-line incentives, newspaper advertisements and a $20 coupon to induce trial. We initially tested this new positioning in Louisville, with enthusiastic response from our guests. Even after the initial six-week advertising campaign, guest counts in Louisville were more than 10 percent above the prior year, while guest counts in the other restaurants declined by double digits. Based upon our success in Louisville, the new positioning was recently implemented in our two Nashville restaurants, and our restaurant in Chesterfield, Missouri, with additional restaurants planned for the third quarter of 2009.”
Outlook for 2009
     Although current economic conditions limit its ability to project future sales performance, the Company stated that for internal planning purposes it is forecasting total revenue of between $190 million and $195 million for each of the third and fourth quarters of 2009. At these sales levels, the Company believes that its loss from operations in each of the two quarters would be between $1 million and $4 million. The Company expects its cost of food and beverage as a percentage of restaurant sales to remain relatively constant throughout the year, while it expects its other cost categories to be sequentially higher as a percentage of sales due to the deleveraging impact of reduced sales.
     “Given the economic conditions late last year, and our uncertainty about future performance, we announced that we would discontinue offering financial guidance,” Warne said. “In the current economic climate it remains very difficult to predict consumer demand and therefore to forecast sales. However, we have grown more confident in our ability to control and project our costs, and in our ability to predict financial performance at different levels of sales. We recognize that our internal sales forecast for the balance of 2009, which reflects historical patterns of seasonality and recent sales trends, is lower than the market’s current expectations. We developed this forecast by assuming that our recent sales performance establishes a new baseline for the remainder of the year, and that at current levels of average weekly sales per restaurant, many of our costs have become relatively fixed.”
Investor Conference Call and Web Simulcast
O’Charley’s Inc. will conduct a conference call on its 2009 second quarter earnings release on August 6, 2009, at 11:00 a.m. Eastern. The number to call for this interactive teleconference is (800) 762-9441, and the confirmation passcode is 4125861. Please dial in 10 minutes prior to the beginning of the call. A replay of the conference call will be available through August 20, 2009, by dialing (800) 406-7325 and entering passcode 4125861.
The live broadcast of O’Charley’s conference call will be available online:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82565&eventID=2345199
     If you are unable to participate during the live Webcast, the call will be archived on the Company’s Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, and be available through August 20, 2009.

CHUX Reports Second Quarter Results for 2009

August 6, 2009
About O’Charley’s Inc.
O’Charley’s Inc., (NASDAQ: CHUX), headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 371 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 245 restaurants in 20 states in the Southeast and Midwest, including 233 company-owned and operated O’Charley’s restaurants, and 12 restaurants operated by franchisees and joint venture partners. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 116 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 10 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “ forecast,” “project,” “believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to the finalization of the Company’s second quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the continued deterioration in the United States economy and the related adverse effect on our sales of decreases in consumer spending; the Company’s ability to achieve its internal forecast of sales and profitability; the Company’s ability to comply with the terms and conditions of its financing agreements; the Company’s ability to realize projected returns on investment from its re-branding and concept repositioning efforts; the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that any increases in food, labor, energy, interest costs and other expenses have on our results of operations; the effect that the phase out of Kids Eat Free has on our results of operations; the Company’s ability to successfully implement and realize projected savings from changes to its supply chain; the effect of increased competition; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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CHUX Reports Second Quarter Results for 2009

August 6, 2009
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
12 Weeks Ended July 12, 2009 and July 13, 2008
All percentages shown as a percentage of total revenue unless indicated otherwise

	2009		2008
	(in thousands, except per share data)
Revenues:
Restaurant sales	$206,028	99.9%	$220,955	99.9%
Franchise and other revenue	189	0.1%	188	0.1%

	206,217	100.0%	221,143	100.0%

Costs and Expenses:
Cost of food and beverage	59,796	29.0%	64,817	29.3%
Payroll and benefits	72,480	35.2%	78,651	35.6%
Restaurant operating costs	39,949	19.4%	44,258	20.0%

Cost of restaurant sales (1)	172,225	83.6%	187,726	85.0%

Advertising and marketing expenses	8,107	3.9%	7,751	3.5%
General and administrative expenses	8,075	3.9%	10,346	4.7%
Depreciation and amortization	10,956	5.3%	11,605	5.2%
Impairment, disposal and restructuring charges, net	1,543	0.7%	1,728	0.8%
Pre-opening costs	80	0.0%	1,593	0.7%

	200,986	97.5%	220,749	99.8%

Income from Operations	5,231	2.5%	394	0.2%

Other Expense (Income):
Interest expense, net	2,741	1.3%	2,660	1.2%
Other, net	(82)	0.0%	(1)	0.0%

	2,659	1.3%	2,659	1.2%

Earnings (Loss) before Income Taxes	2,572	1.2%	(2,265)	-1.0%

Income Tax (Benefit) Expense	(322)	-0.2%	5,569	2.5%

Net Earnings (Loss)	$2,894	1.4%	$(7,834)	-3.5%

Net Earnings (Loss) Available to Common Shareholders	$2,822	1.4%	$(7,834)	-3.5%

Basic earnings (loss) available to common shareholders per share:
Net Earnings (Loss)	$0.14		$(0.38)

Weighted Average Common Shares Outstanding	20,883		20,768

Diluted earnings (loss) available to common shareholders per share:
Net Earnings (Loss)	$0.13		$(0.38)

Weighted Average Common Shares Outstanding	21,378		20,768

(1)	Percentages calculated as a percentage of restaurant sales.
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CHUX Reports Second Quarter Results for 2009

August 6, 2009
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
28 Weeks Ended July 12, 2009 and July 13, 2008
All percentages shown as a percentage of total revenue unless indicated otherwise

	2009		2008
	(in thousands, except per share data)
Revenues:
Restaurant sales	$497,392	99.9%	$518,131	99.9%
Franchise and other revenue	483	0.1%	507	0.1%

	497,875	100.0%	518,638	100.0%

Costs and Expenses:
Cost of food and beverage	144,820	29.1%	152,499	29.4%
Payroll and benefits	171,803	34.5%	180,269	34.8%
Restaurant operating costs	96,537	19.4%	102,744	19.8%

Cost of restaurant sales (1)	413,160	83.1%	435,512	84.1%

Advertising expenses	18,558	3.7%	19,086	3.7%
General and administrative expenses	20,783	4.2%	23,937	4.6%
Depreciation and amortization	25,978	5.2%	27,188	5.2%
Impairment, disposal and restructuring charges, net	1,836	0.4%	1,531	0.3%
Pre-opening costs	345	0.1%	2,412	0.5%

	480,660	96.5%	509,666	98.3%

Income from Operations	17,215	3.5%	8,972	1.7%

Other Expense (Income):
Interest expense, net	6,784	1.4%	6,503	1.3%
Other, net	(72)	0.0%	(1)	0.0%

	6,712	1.3%	6,502	1.3%

Earnings before Income Taxes	10,503	2.1%	2,470	0.5%

Income Tax Expense (Benefit)	468	0.1%	(73)	0.0%

Net Earnings	$10,035	2.0%	$2,543	0.5%

Net Earnings Available to Common Shareholders	$9,746	2.0%	$2,543	0.5%

Basic earnings available to common shareholders per share:
Net Earnings	$0.47		$0.12

Weighted Average Common Shares Outstanding	20,721		21,287

Diluted earnings available to common shareholders per share:
Net Earnings	$0.47		$0.12

Weighted Average Common Shares Outstanding	20,933		21,395

(1)	Percentages calculated as a percentage of restaurant sales.
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CHUX Reports Second Quarter Results for 2009

August 6, 2009
O’Charley’s Inc.
Condensed Consolidated Balance Sheets (unaudited)
At July 12, 2009 and December 28, 2008

	2009	2008
	(in thousands)
Cash	$6,606	$6,818
Other current assets	46,359	56,698
Property and equipment, net	389,350	412,289
Trade names and other intangible assets	25,946	25,946
Other assets	12,837	18,511

Total assets	$481,098	$520,262

Current portion of long-term debt and capital leases	$3,364	$6,640
Other current liabilities	72,749	88,759
Long-term debt, net of current portion	128,571	152,989
Capitalized lease obligations	2,490	3,439
Other liabilities (1)	49,586	56,675
Shareholders’ equity (1)	224,338	211,760

Total liabilities and shareholders’ equity	$481,098	$520,262

(1)	Prior year balances in other liabilities and shareholders’ equity contain an immaterial correction associated with the company’s joint ventures.
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